LOAN AGREEMENT


          THIS LOAN AGREEMENT (this "Agreement"), dated as of June 23, 2006, is made between AKSYS, LTD., a Delaware corporation (the "Company"), and DURUS LIFE SCIENCES MASTER FUND LTD., a Cayman Islands Exempted Company ("Durus"), and any other lender that may be named on the signature pages of this Agreement from time to time by assumption of the obligation of Durus to make any portion of the loans contemplated by this Agreement in whole or in part or by assignment to such lender of any of the loans previously made under this Agreement by Durus or another lender (together with Durus, each a "Lender" and, collectively, the "Lenders").

          The Company has requested the Lenders to make a term loan to the Company in an aggregate principal amount of $15,778,000 (or such greater amount as includes certain capitalized interest in accordance with the terms of this Agreement) on the closing date hereof and additional term loans thereafter in an aggregate principal amount of up to $5,000,000. The Lenders are severally but not jointly willing to make such loans to the Company upon the terms and subject to the conditions set forth in this Agreement.

          Accordingly, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

          SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement (including in the recitals hereof), the following terms shall have the following meanings: "$9.3 MILLION CLOSING DATE LOAN" has the meaning set forth in Section 2.02(a)(ii).

          "ADDITIONAL COMMITMENT" means, at any point in time, an aggregate loan commitment amount of $5,000,000 MINUS (i) the aggregate initial principal amount of all Additional Loans previously made hereunder, and MINUS (ii) any reductions in the Additional Commitment amount pursuant to Section 2.05(b). Where the context so requires, Additional Commitment shall mean the obligation of the Additional Loan Lender to make its Additional Loan up to such amount on the terms and conditions set forth in this Agreement.

          "ADDITIONAL COMMITMENT AVAILABILITY EXPIRY DATE" has the meaning set forth in Section 2.01(b).

          "ADDITIONAL LOAN" has the meaning set forth in Section 2.01(b).

          "ADDITIONAL LOAN BORROWING DATE" has the meaning set forth in Section 2.02(b).

          "ADDITIONAL LOAN LENDER" means Durus, or in the case of the assignment by Durus of its obligation to make any portion of the Additional Loan under this Agreement, such other lender that may be named on the signature pages of this Agreement from time to time by assumption of the obligation of Durus to make any portion of the Additional Loan contemplated by this Agreement.


                                       1.

          "ADDITIONAL LOAN MATURITY DATE" means, unless the Additional Loans are sooner paid in accordance with the terms of this Agreement or the Notes, December 31, 2007.

          "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy."

          "BRIDGE LOAN" means the loan made by Durus to the Company pursuant to the Bridge Loan Agreement and the Note entered into and as defined therein.

          "BRIDGE LOAN AGREEMENT" means the Bridge Loan Agreement dated as of March 31, 2006 between the Company and Durus.

          "BUDGET" means the budget of the Company approved by the Board of Directors of the Company and furnished to and approved by the Majority Lenders, which Budget for fiscal year 2006 is attached as Exhibit J to the Securities Purchase Agreement, and any budget supplementing and superseding such budget in accordance with Section 5.01(a)(iii), and any modifications thereto, in each case, as approved by the Board of Directors of the Company and the Majority Lenders.

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          "CASH CLOSING DATE LOAN" has the meaning set forth in Section 2.02(a)(iii).

          "CHANGE OF CONTROL" means the occurrence of any of the following: (a) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35% of the aggregate outstanding voting power of the capital stock of the Company (excluding, however, the acquisition of such voting power as the result of any transaction or series of related transactions pursuant to which Durus distributes securities of the Company to its stockholders, limited partners or other interest holders); (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Company; (c) in one transaction or one or more series of related transactions
(i) the Company sells, transfers, leases or otherwise disposes of, or parts with control of, all or substantially all of its assets to another Person, or (ii) any entity merges with or consolidates with or into the Company or a subsidiary of

                                       2.

the Company in a transaction pursuant to which the Company's stockholders immediately prior to such transaction, or series of related transactions, own less than 50% of the outstanding voting stock (on an as-converted to common stock basis) of the surviving, continuing or purchasing entity (or parent or subsidiary, if any) immediately after the transaction or series of related transactions; or (d) the Company shall cease to own and control, directly or indirectly, 100% of the aggregate voting capital stock of and other voting ownership interests in each Guarantor.

          "CLOSING DATE" has the meaning set forth in Section 3.01.

          "CLOSING DATE COMMITMENT" means, as to any Lender, the amount set forth opposite its name on SCHEDULE 1 under the heading "Closing Date Commitment," or, where the context so requires, the obligation of such Lender to make its Loan up to such amount on the terms and conditions set forth in this Agreement.

          "CLOSING DATE LOAN" has the meaning set forth in Section 2.01(a) and shall be comprised of the Five Million Closing Date Loan, the $9.3 Million Closing Date Loan and the Cash Closing Date Loan.

          "CLOSING DATE LOAN MATURITY DATE" means, unless the Closing Date Loan is sooner paid in accordance with the terms of this Agreement or the Notes, December 31, 2007.

          "COLLATERAL" means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lenders or any Collateral Agent pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

          "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Company's or its Subsidiaries' books and records, equipment or inventory, in each case, in form and substance reasonably satisfactory to the Majority Lenders.

          "COLLATERAL AGENT" means any collateral agent appointed by the Majority Lenders.

          "COLLATERAL AGENCY AGREEMENT" means any collateral agency agreement or other interinvestor agreement among the Lenders and any Collateral Agent, in form and substance satisfactory to them, providing for the duties and responsibilities of a collateral agent in connection with the Collateral Documents.

          "COLLATERAL DOCUMENTS" means the Collateral Agency Agreement, any Pledge Agreement, any Security Agreement, any other agreement pursuant to which the Company, any Guarantor or any other Person provides a Lien on its assets in favor of the Lenders or any Collateral Agent securing payment and performance of the Obligations and all filings, documents and agreements made or delivered pursuant thereto.

          "COMMITMENT" means the Closing Date Commitment and the Additional Commitment, as the case may be.


                                       3.

          "COMPANY" has the meaning set forth in the recital of parties to this Agreement.

          "DEFAULT" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

          "DOLLARS"  and the sign  "$" each  means  lawful  money of the  United
States.

          "DURUS" has the meaning set forth in the recital of parties to this Agreement.

          "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "ERISA AFFILIATE" means each business or entity which is, or within the last six years was, a member of a "controlled group of corporations", under "common control" or an "affiliated service group" with the Company or any Guarantor within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code, required to be aggregated with the Company or any Guarantor under
Section 414(o) of the Internal Revenue Code, or is, or within the last six years was, under "common control" with the Company or any Guarantor, within the meaning of Section 4001(a)(14) of ERISA.

          "ERISA EVENT" means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by the Company, any Guarantor or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;
(iv) the withdrawal of the Company, any Guarantor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Company, any Guarantor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (vi) the imposition of liability on the Company, any Guarantor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by


                                       4.

the Company, any Guarantor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of
Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue
Code)  or the  failure  to make by its due  date a  required  installment  under
Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (ix) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any Guarantor or any ERISA Affiliate thereof; (x) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Pension Plan; (xi) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which the Company, any Guarantor or any Subsidiary thereof may be directly or indirectly liable; (xii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary or disqualified person for which the Company, any Guarantor or any ERISA Affiliate thereof may be directly or indirectly liable; (xii) the occurrence of an act or omission which could give rise to the imposition on the Company, any Guarantor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xiii) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against the Company, any Guarantor or any Subsidiary thereof in connection with any such plan; (xiv) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xv) the imposition of any lien on any of the rights, properties or assets of the Company, any Guarantor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA or to Section 401(a)(29) or 412 of the Internal Revenue Code; or (xvi) the establishment or amendment by the Company, any Guarantor or any Subsidiary thereof of any "welfare plan", as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Guarantor. "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934.

          "FIVE MILLION CLOSING DATE LOAN" has the meaning set forth in Section 2.02(a).

          "GAAP" means generally accepted accounting principles, consistently applied.

          "GUARANTOR" means any guarantor of the Obligations.

          "GUARANTOR DOCUMENTS" means the Guaranty of any Guarantor and all other documents, agreements and instruments delivered to the Lenders by such Guarantor under or in connection with its Guaranty.


                                       5.

          "GUARANTY" means the Guaranty of a Guarantor, in form and substance satisfactory to the Majority Lenders.

          "INDEBTEDNESS" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses,
(v) all indebtedness created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. For purposes hereof; "Contingent Obligations" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

          "INSOLVENCY PROCEEDING" means (i) any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person's creditors generally or any substantial portion of such Person's creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "IRS" means the Internal Revenue Service or any successor thereto.

          "LENDER" has the meaning set forth in the recital of parties to this Agreement.

          "LIEN" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement in the nature of a security interest, charge or encumbrance, lien (statutory or otherwise) or other type of preferential arrangement (including any conditional sale or other title


                                       6.

retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest; but not including a financing statement filed by a lessor in respect of an operating lease not intended as security).

          "LOAN  DOCUMENTS"  means this  Agreement,  the Notes,  the  Collateral
Documents, any Guaranty, any other Guarantor Documents and all other certificates, documents, agreements and instruments delivered to the Lenders under or in connection with this Agreement.

          "LOAN" means any Closing Date Loan and the Additional Loans.

          "MAJORITY LENDERS" means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the Loans plus the unused portion of the Additional Commitment, or, if no such principal amount is then outstanding, Lenders having at least 51% of the aggregate Commitments.

          "MATERIAL ADVERSE EFFECT" means any event, matter, condition or circumstance (including any such event, matter, condition or circumstance which would occur upon notice or lapse of time or both) which (i) has or would reasonably be expected to have a material adverse effect on (A) the business, prospects, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole,
(B) the intellectual property of the Company and its Subsidiaries, taken as a whole, (C) the transactions contemplated in the Loan Documents or the other Transaction Documents (as defined in the Securities Purchase Agreement), or by the agreements and instruments to be entered into in connection herewith or therewith, or (D) the authority or ability of the Company to perform its obligations under the Loan Documents or the other Transaction Documents, or (ii) materially adversely affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the other Transaction Documents, the rights and remedies of the Lenders or any Collateral Agent thereunder, or the validity, perfection or priority of any Lien granted to the Lenders or any Collateral Agent under any of the Collateral Documents.

          "MATERIAL  CONTRACT"  means,  (i) each contract or agreement listed in
Schedule 2 hereto, and (ii) all other contracts or agreements material to the business, properties, assets, operations, results of operations or condition (financial or otherwise) or prospects of the Company and its Subsidiaries entered into after the date hereof.

          "MATURITY DATE" means the Additional Loan Maturity Date and the Closing Date Loan Maturity Date, as the case may be.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) to which the Company, any Guarantor or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

          "NET CASH PROCEEDS" means when used in respect of any sale of assets of, issuance of any debt or equity securities of, or the receipt of proceeds upon the incurrence of Indebtedness for borrowed money of, the Company or any Subsidiary, the gross proceeds in cash or cash equivalents received by the Company or such Subsidiary (including such proceeds subsequently received in respect of noncash consideration initially received and amounts initially placed in escrow that subsequently become available) from such disposition, issuance or


                                       7.

incurrence of Indebtedness, less all direct costs and expenses incurred or to be incurred in connection therewith, and all federal, state, local and foreign taxes assessed or to be assessed, in connection therewith.

          "NOTE" means a promissory note made by the Company in favor of a Lender evidencing Loans made by such Lender, substantially in the form of EXHIBIT A.

          "OBLIGATIONS" means the indebtedness, liabilities and other obligations of the Company and any Guarantor to the Lenders or any Collateral Agent under or in connection with this Agreement, the Notes and the other Loan Documents, including the Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Company to any Lender or any Collateral Agent thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against the Company or any Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding.

          "PBGC"  means  the  Pension  Benefit  Guaranty  Corporation,   or  any
successor thereto.

          "PENSION PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Company, any Guarantor or any ERISA Affiliate thereof or to which the Company, any Guarantor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

          "PERMITTED LIENS" means: (i) Liens in favor of the Lenders or any Collateral Agent; (ii) the existing Liens listed in SCHEDULE 2; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP, PROVIDED the same does not have priority over any of the Lender's Liens and no notice of tax lien has been filed of record; (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings, PROVIDED (A) such Liens do not have priority over any of the Lender's Liens and do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof and (B) with respect to delinquent amounts being contested in good faith by appropriate proceedings, the aggregate amount secured by such Liens does not at any time exceed $100,000; (v) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness); (vi) restrictions and other minor encumbrances on real property which do not in the aggregate impair the use or value of such property or risk the loss or forfeiture thereof, (vii) Liens arising from judgments in circumstances not constituting an Event of Default under Section 6.01(i); and (viii) any non-exclusive licenses or sublicenses of intellectual property granted to others in the ordinary course of business of the


                                       8.

Company which are permitted under this Agreement and do not interfere with the business of the Company and any interest or title of a licensor under any license permitted by this Agreement.

          "PERSON"  means  an  individual,  corporation,   partnership,  limited
liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

          "PLAN" means (i) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by the Company, any Guarantor or any Subsidiary thereof or to which the Company, any Guarantor or any Subsidiary thereof has ever made, or was obligated to make, contributions, (ii) a Pension Plan, or (iii) a Qualified Plan.

          "PLEDGE AGREEMENT" means a Stock Pledge Agreement among the Company, or any Guarantor, and the Lenders, in form and substance satisfactory to the Majority Lenders.

          "PRO RATA SHARE" means, as to any Lender at any time, the percentage equivalent (expressed as a decimal) at such time of the aggregate principal amount of such Lender's Loans divided by the aggregate principal amount of the Loans then held by all Lenders (or, if no such principal amount is then outstanding, such Lender's Commitment divided by the combined Commitment of all Lender's). The initial Pro Rata Share of each Lender is set forth opposite such Lender's name in SCHEDULE 1 under the heading "Pro Rata Share."

          "QUALIFIED PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Company, any Guarantor or any ERISA Affiliate thereof or to which the Company, any Guarantor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

          "RESPONSIBLE OFFICER" means, with respect to any Person, the chief executive officer, the president or the chief financial officer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SECURITIES   PURCHASE   AGREEMENT"  means  the  Securities   Purchase
Agreement, dated as of the date hereof, among the Company and the investors listed on signature pages thereof.

          "SECURITY AGREEMENT" means a Security Agreement among the Company (or any Guarantor) and the Lenders, in form and substance satisfactory to the Majority Lenders.

          "SOLVENT" means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities


                                       9.

evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "SUBORDINATED DEBT" means the Indebtedness of the Company to Artal Long Biotech Portfolio LLC pursuant to the Subordinated Note Purchase Agreement, and any other Indebtedness of the Company or any Subsidiary subordinated to the Obligations, incurred or outstanding and subject to a Subordination Agreement.

          "SUBORDINATION AGREEMENT" means the notes issued to Artal Long Biotech Portfolio LLC pursuant to the Subordinated Note Purchase Agreement, and any other subordination agreement with respect to Subordinated Debt among the Company, the applicable creditor(s) and the Lenders, in form and substance satisfactory to the Majority Lenders and on terms satisfactory to the Majority Lenders.

          "SUBORDINATED  NOTE  PURCHASE   AGREEMENT"  means  that  certain  Note
Purchase Agreement, dated as of February 23, 2004, by and among the Company, Durus Life Sciences Master Fund Ltd. and Artal Long Biotech Portfolio LLC.

          "SUBSIDIARY" means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

          "UNITED STATES" and "U.S." each means the United States of America.

          SECTION 1.02 INTERPRETATION. In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation;" (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements and other modifications thereto (including any extensions or renewals), but only to the extent such amendments, amendments and restatements and other modifications are not prohibited by the terms of the Loan Documents;
(vi) references to statutes or regulations are to be construed as including all statutory and


                                      10.

regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                                   ARTICLE II
                                    THE LOANS

          SECTION 2.01   THE LOANS.

          (a) CLOSING DATE LOANS. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (each a "Closing Date Loan" and collectively, the "Closing Date Loans") to the Company on the Closing Date, in the principal amount of its Closing Date Commitment.

          (b) ADDITIONAL LOANS. The Additional Loan Lender agrees, on the terms and conditions hereinafter set forth, to make additional term loans (each an "Additional Loan" and collectively, the "Additional Loans") to the Company from time to time on any Business Day during the period commencing the day after the Closing Date until December 31, 2006 (the "Additional Commitment Availability Expiry Date"), in an aggregate principal amount up to but not exceeding its Additional Commitment.

          (c) NO REBORROWING. Any amount of the Loans repaid may not be reborrowed.

          SECTION 2.02   BORROWING PROCEDURE FOR LOANS.

          (a) CLOSING DATE LOANS. Upon fulfillment of the applicable conditions set forth in Article III, Durus shall make the Closing Date Loan available to the Company as follows: (i) $5,080,548 shall be applied to roll over (and amend and restate) the Bridge Loan and all accrued and unpaid interest thereon as of the Closing Date, without novation, into a Closing Date Loan made by Durus (the "Five Million Closing Date Loan"), (ii) $9,325,000 of the outstanding principal amount of the notes held by Durus pursuant to the Subordinated Note Purchase Agreement shall be surrendered to the Company and cancelled in exchange for $9,325,000 principal amount of Closing Date Loan (the "$9.3 Million Closing Date Loan"), and (iii) $1,453,000 in immediately available funds, or other funds as shall separately be agreed upon by Durus (the "Cash Closing Date Loan"), which Cash Closing Date Loan shall be made available to the Company by Durus, on behalf of the Company, (x) making payment by wire transfer of immediately available funds directly to such third parties on account of fees and expenses payable by the Company pursuant to Section 3.02(d) of this Agreement and Sections 6.1.12.3 and 6.2.8.3 of the Securities Purchase Agreement, and (y) making a disbursement to Durus in reimbursement of such fees and expenses previously paid by Durus, and (z) in each case, as specified in, and in the amounts and in accordance with the instructions set forth in, a funds flow memorandum dated the date hereof.


                                      11.

          (b) ADDITIONAL LOANS. Each Additional Loan shall be made upon written notice from the Company to the applicable Additional Loan Lender obligated to make such loan, which notice shall be received by the Additional Loan Lender not later than 12:00 noon (New York time) at least five (5) Business Days prior to the proposed borrowing date of such Additional Loan (each an "Additional Loan Borrowing Date"). Such notice of borrowing shall be irrevocable and binding on the Company and shall specify the proposed Additional Loan Borrowing Date (which shall be no earlier than the third Business Day following receipt of such notice by the Additional Loan Lender), the amount of the borrowing (which shall be at least $500,000 or a greater amount in increments of $50,000), and payment instructions with respect to the funds to be made available to the Company. Upon fulfillment of the applicable conditions set forth in Article III, the Additional Loan Lender shall make the Additional Loan available to the Company in same day funds, or such other funds as shall separately be agreed upon by the Company and the Additional Loan Lender, in accordance with the payment instructions provided to the Lenders.

          SECTION 2.03 NOTES. As additional evidence of the Indebtedness of the Company to the Lenders resulting from the Loan made by such Lenders, the Company shall execute and deliver to (i) each Lender pursuant to Article III, a Note, dated the Closing Date, in the principal amount of the Closing Date Loan made by such Lender on the Closing Date (or, in the case of the Bridge Loan rolled over into a Closing Date Loan, made on the borrowing date thereof), and (ii) the Additional Loan Lender on each Additional Loan Borrowing Date, pursuant to
Article III, a Note, dated such Additional Loan Borrowing Date, in the principal amount of the Additional Loan made by the Additional Loan Lender on such Additional Loan Borrowing Date. The Lenders shall record in their internal records the dates and amounts of the Loan made by them, the amount of principal and interest due and payable to the Lenders from time to time hereunder, the increase to principal as a result of interest added thereto from time to time hereunder, each payment of principal and interest and the resulting unpaid principal balance of the Loans. Any such recordation shall be conclusive absent manifest error of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Company hereunder and under the Notes to pay any amount owing with respect to the Loans.

          SECTION 2.04  INTEREST.

          (a) INTEREST RATE; INTEREST PAYMENT DATES. Subject to subsection (b) below, the Company shall pay to each Lender interest on the unpaid principal amount of the Loans made by such Lender (as such principal amount may be increased as a result of the provisions of this Section) from the date of such Loans until the maturity thereof, at a rate per annum equal at all times to 7%, quarterly in arrears on the last Business Day in each quarter commencing on June 30, 2006, on the date of any prepayment of such Loan, and at maturity. Except as otherwise provided herein, in lieu of payment in cash of any interest due and payable on the Loans, on each interest payment date any and all such interest payable shall be paid by adding an amount equal to the aggregate accrued but unpaid interest payable with respect to such interest payment date to the principal amount of the Loans. Notwithstanding the foregoing, upon written notice to the Lenders made at least five (5) Business Day prior to the applicable interest payment date, the Company may pay in cash all interest due and payable on the Loans with respect to any interest payment dates specified in such notice.

                                      12.

          (b) DEFAULT RATE OF INTEREST. In the event that any amount of principal of or interest on any Loan, or any other amount payable hereunder or under the Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Company shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum which is equal at all times to 3% higher than the rate of interest set forth in Section 2.04(a). Payment of any such interest at the rate described above shall not constitute a waiver of any Event of Default and shall be without prejudice to the right of the Lenders to exercise any of its rights and remedies under the Loan Documents.

          (c) COMPUTATIONS. All computations of interest hereunder shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which any such interest is payable.

          (d) HIGHEST LAWFUL RATE. In no event shall the Company be obligated to pay the Lenders interest, charges or fees at a rate in excess of the highest rate permitted by applicable law.

          SECTION 2.05 TERMINATION AND REDUCTION OF THE ADDITIONAL COMMITMENT.

          (a) TERMINATION OF ADDITIONAL COMMITMENT. On the Additional Commitment Availability Expiry Date any remaining Additional Commitment shall terminate in full.

          (b) MANDATORY REDUCTION OF ADDITIONAL COMMITMENT. Upon the issuance and sale of any debt or equity securities by the Company, or the incurrence of Indebtedness for borrowed money by the Company on or before the Additional Commitment Availability Expiry Date, the Additional Commitment shall automatically be reduced by an amount equal to the Net Cash Proceeds therefrom; PROVIDED, HOWEVER that no such reduction shall required upon (i) any such issuance, sale or incurrence pursuant to the transactions contemplated by this Agreement and the Securities Purchase Agreement and the other documents entered into in connection therewith, or (ii) any such issuance and sale of equity securities of the Company pursuant to a stock option plan or restricted stock purchase plan approved by the Compensation Committee of the Company's Board of Directors, including the approval of the members of the Compensation Committee elected or otherwise designated by Durus.

          SECTION 2.06 REPAYMENT OF THE LOANS. The Company shall repay to each Lender the outstanding principal amount of the Loans made by such Lender in full on the applicable Maturity Date.

          SECTION 2.07 PREPAYMENTS OF THE LOANS.

          (a) OPTIONAL PREPAYMENTS. The Company may, upon written notice to each Lender at least five (5) Business Days prior to the proposed prepayment date, prepay the outstanding amount of the Loans in whole or in part, without premium or penalty, at any time and from time to time; PROVIDED, that any prepayment shall be in a principal amount of at least $500,000 or a greater amount in increments of $50,000. The notice given of any such prepayment shall specify the date and amount of the prepayment. If the notice of prepayment is given, the Company shall make such prepayment and the prepayment amount specified in such


                                      13.

notice shall be due and payable on the date specified therein, with accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of the Loans shall be applied (y) FIRST, the outstanding principal amount of the Additional Loans, and (z) SECOND, the outstanding principal amount of the other Loans.

          (b)  MANDATORY PREPAYMENTS.

               (i) Subject to clause (iii), upon the sale, transfer or other disposition of any assets (or group of related assets) by the Company or any Subsidiary outside of the ordinary course of its business, the Company shall, within one Business Day of the Company's or such Subsidiary's receipt of the proceeds thereof, prepay the outstanding principal amount of the $9.3 Million Closing Date Loan, together with accrued and unpaid interest to the date of such prepayment on the amount so prepaid, in an amount equal to 100% of the Net Cash Proceeds therefrom; PROVIDED, HOWEVER, that any such prepayment shall not be required if the Net Cash Proceeds from such sale, transfer or other disposition, when added to the Net Cash Proceeds arising from all other such transactions in the same fiscal year, is less than $100,000.

               (ii) Subject to clause (iii), within one Business Day of receipt by the Company of the Net Cash Proceeds from a financing described in Section 2.05(b), (and, if received by the Company on or prior to the Additional Commitment Availability Expiry Date, to the extent such Net Cash Proceeds exceed the unused Additional Commitment) the Company shall prepay the outstanding principal amount of the $9.3 Million Closing Date Loan together with accrued and unpaid interest to the date of such prepayment on the amount so prepaid, in an amount equal to 100% of the Net Cash Proceeds therefrom; PROVIDED, HOWEVER that no such prepayment shall required upon (A) any such issuance and sale of equity securities pursuant to the transactions contemplated by the Securities Purchase Agreement and the other documents entered into in connection therewith, or (ii) any such issuance and sale of equity securities of the Company pursuant to a stock option plan or restricted stock purchase plan approved by the Compensation Committee of the Company's Board of Directors, including the approval of the members of the Compensation Committee elected or otherwise designated by Durus.

               (iii) Notwithstanding anything therein to the contrary, the aggregate principal amount required to be prepaid under clauses (i) and (ii) shall be limited to an amount equal to the aggregate outstanding principal amount of the Additional Loans.

               (iv) The Company shall give the Lenders at least ten Business Days prior written notice of any event that would cause the Loans to be prepaid under this Section 2.07(b).

               (v) The provisions of this Section 2.07(b) and Section 2.05(b) shall not be deemed to be implied consent to any such sale, transfer or other disposition or such issuance, sale or incurrence otherwise prohibited by the terms and conditions of this Agreement.

          SECTION 2.08 PAYMENTS.

          (a) PAYMENTS. The Company shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or, to the extent permitted by



                                       14.

applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto. Subject to Section 2.04(a), each payment shall be made not later than 12:00 noon (New York time) on the day when due to each Lender in Dollars and in same day funds, or such other funds as shall be separately agreed upon by the Company and the Lenders, in accordance with the Lenders' payment instructions.

          (b) EXTENSION. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder.

          (c)  APPLICATION.  After the  exercise  of  remedies  provided  for in
Section 6.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 6.02) each payment by or on behalf of the Company hereunder shall, unless a specific determination is made by the Majority Lenders with respect thereto, be applied (i) FIRST, to any fees, costs, expenses and other amounts (other than principal and interest) due the Lenders under the Loan Documents; (ii) SECOND, to accrued and unpaid interest due the Lenders; and
(III) THIRD, to principal due the Lenders.

          (d) PRO RATA TREATMENT. Except as otherwise provided in this Agreement, each payment (including each prepayment) by the Company on account of the principal of and interest on the Loans and on account of any fees shall be made ratably in accordance with the respective Pro Rata Shares of the Lenders.

          SECTION 2.09 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default each Lender hereby is authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to set off and apply any obligations or indebtedness at any time owing by such Lender to the Company against any and all of the then due Obligations of the Company now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement or any such other Loan Document. The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 2.09 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

          SECTION 2.10 OBLIGATIONS SEVERAL. The obligations of the Lenders under the Loan Documents are several and not joint. The failure of any Lender or any Collateral Agent to carry out its obligations thereunder shall not relieve any other Lender or any Collateral Agent of any obligation thereunder, nor shall any Lender or any Collateral Agent be responsible for the obligations of, or any action taken or omitted by, any other Person hereunder or thereunder. Notwithstanding anything to the contrary in this Section 2.10, if Durus shall have assigned all or any part of its Additional Loan Commitment and any such assignee shall fail to make its portion


                                      15.

of the Additional Loans as and when required hereunder, then Durus shall promptly make such Additional Loans to the Company, which amount shall be included in the calculation of Durus' Pro Rate Share; PROVIDED, HOWEVER that nothing herein shall be deemed a waiver by Durus of any claim, right or remedy it may have against such defaulting Additional Lender with respect to such Additional Lender's failure to make such Additional Loans. Nothing contained in any Loan Document shall be deemed to cause any Lender or any Collateral Agent to be considered a partner of or joint venturer with any other Lender or Lenders, any Collateral Agent, any Guarantor or the Company.

          SECTION 2.11 SHARING. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to a provision hereof providing for non-pro rata treatment) in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders, without recourse, such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the respective Pro Rata Shares of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Company from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.11 shall be required to implement the terms of this Section 2.11.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

          SECTION 3.01 CONDITIONS PRECEDENT TO THE CLOSING DATE LOANS. The obligation of each Lender to make its Closing Date Loan on the date of the borrowing hereunder (the "Closing Date") shall be subject to the satisfaction of each of the following conditions precedent before or concurrently with the making of the Loans:

          (a) LOAN DOCUMENTS. The Lenders shall have received the following Loan
Documents: (i) this Agreement and the Notes required hereunder with respect to the Closing Date Loans, executed by the Company; and (ii) the Collateral Documents and the Guarantees of each Subsidiary of the Company as of the Closing Date, executed by each of the respective parties thereto.

          (b) DOCUMENTS AND ACTIONS RELATING TO COLLATERAL. The Lenders shall have received, in form and substance satisfactory to them, results of such Lien searches as they shall reasonably request, and evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action requested by the Majority Lenders has been taken, which shall be necessary to create, in favor of any Collateral Agent or the Lenders, a perfected first priority Lien on the Collateral.


                                      16.

          (c) ADDITIONAL CLOSING DOCUMENTS. The Lenders shall have received the following, in form and substance satisfactory to the Majority Lenders:

               (i) certificates of one or more nationally recognized insurance brokers or other insurance specialists acceptable to the Majority Lenders, dated as of a recent date prior to the Closing Date, certifying the insurance maintained by the Company and any Guarantor as required hereunder and under the Collateral Documents is in full force and effect;

               (ii) evidence that all (A) authorizations or approvals of any governmental agency or authority, and (B) as requested by the Majority Lenders, approvals or consents of any other Person (including the consent of any party to a Material Contract to the grant of a security interest therein to Lenders), required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained;

               (iii) (A) a certificate evidencing the formation and good standing of the Company and each Guarantor in each such Person's jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within five (5) days prior to the Closing Date, and
(B) a certificate evidencing the Company's and each Guarantor's qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person conducts business and is required to so qualify, as of a date within five (5) days of the Closing Date.

               (iv) a certificate of the Secretary or other appropriate officer of the Company, dated the Closing Date, certifying (A) copies of the articles or certificate of incorporation, and bylaws, or other applicable organizational documents, of the Company and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Loan Documents, and (B) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver the Loan Documents and act with respect thereto; and

               (v) a certificate of the Secretary or other appropriate officer of each Guarantor, dated the Closing Date, certifying (A) copies of the articles or certificate of incorporation, and bylaws, or other applicable organizational documents, of such Guarantor and the resolutions and other actions taken or adopted by such Guarantor authorizing the execution, delivery and performance of its Guarantor Documents, and (B) the incumbency, authority and signatures of each officer of such Guarantor authorized to execute and deliver its Guarantor Documents and act with respect thereto.

          (d) CONSUMMATION UNDER THE SECURITIES PURCHASE AGREEMENT. Before or concurrently with the making of the Closing Date Loans (i) the conditions precedent to the Initial Closing under (and as defined in) the Securities Purchase Agreement shall have been satisfied (or waived as provided therein) and
(ii) the transactions contemplated by the Initial Closing shall have been consummated.

          (e) BUDGET. The Majority Lenders shall have approved the Budget.


                                      17.

          SECTION 3.02 CONDITIONS PRECEDENT TO THE ALL LOANS. The obligation of each Lender to make its Loan shall also be subject to the satisfaction of each of the following conditions precedent:

          (a) NOTICE AND CERTIFICATE. In the case of a borrowing constituting an Additional Loan (i) the proceeds of the Five Million Closing Date Loan shall have been used in full to fund operations in accordance with the Budget, and
(ii) the Company has sought to raise additional funds through the issuance and sale of debt or equity securities of the Company and the incurrence of additional Indebtedness for borrowed money, during the period from the Closing Date to the date of such certificate (it being understood that the amount of the Additional Loan Commitment shall be reduced by the Net Cash Proceeds received from any such alternative financing), and (iii) the Company shall have given its notice of borrowing to the Additional Loan Lender as provided in Section 2.02, accompanied by a certificate of a Responsible Officer of the Company certifying that the foregoing conditions in clauses (i) and (ii) of this Section 3.02(a) have been satisfied.

          (b) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On the date of the borrowing of such Loans, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Article IV and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the date of the Loans as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from the making of the Loans. The giving of any notice of borrowing and the acceptance by the Company of the proceeds of the Loans shall be deemed a certification to the Lenders that on and as of the date of the Loans such statements are true.

          (c) ADDITIONAL DOCUMENTS. The Lenders shall have received, in form and substance satisfactory to the Majority Lenders such additional approvals, documents and other information as the Majority Lenders may reasonably request.

          (d) FEES AND EXPENSES. The Company shall have paid all fees and invoiced costs and expenses then due hereunder and under this Agreement and the other Loan Documents

          (e) LEGAL OPINION. The Lenders shall have received an opinion of legal counsel to the Company and any Guarantor, dated the Closing Date, in form and substance satisfactory to the Majority Lenders.

          (f) NO EVENT OF DEFAULT. There shall be in existence no event, circumstance or conditions that with notice, lapse of time or other action constitutes or would be reasonably expected to constitute a Material Adverse Effect or any other Event of Default under this Agreement.


                                      18.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

          The Representations and Warranties of the Company set forth in Section 2 of the Securities Purchase Agreement shall be applicable to this Agreement and are incorporated herein by this reference, MUTATIS MUTANDIS, and made a part of this Agreement as if fully set forth herein, including for purposes of this
Article IV, all capitalized terms used in such representations and warranties.

                                    ARTICLE V
                                    COVENANTS

          SECTION 5.01 REPORTING COVENANTS. So long as any of the Obligations shall remain unpaid (other than inchoate indemnity obligations and any other obligations which by their terms are to survive the termination of the Loan Documents) or the Lenders shall have any Commitments, the Company agrees that:

          (a) FINANCIAL STATEMENTS AND OTHER REPORTS. The Company will furnish to the Lenders:

               (i) Unless filed with the SEC through the EDGAR System and available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its annual reports and quarterly reports on Form 10-K and 10-Q, any interim reports or any consolidated balance sheets, income statements, shareholders' equity statements and/or cash flow statements for any period, any current reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, which annual reports shall be accompanied by a report and opinion thereon of a firm of independent certified public accountants of recognized national standing acceptable to the Majority Lenders and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

               (ii) within one (1) Business Day of the filing of any annual report and quarterly report referred to clause (i), a certificate of a Responsible Officer of the Company in form and substance satisfactory to the Lenders stating whether any Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto; and

               (iii) as soon as available and in any event not later than 30 days prior to the end of each fiscal year of the Company, an operating budget for the Company and its Subsidiaries approved by the Board of Directors of the Company for the upcoming fiscal year, in form and substance satisfactory to the Majority Lenders, such budget to be prepared in accordance with GAAP and on a fair and reasonable basis and in good faith, and to be based on estimates and assumptions believed by the Company to be fair and reasonable as of the time made and from the best information then available to the Company in the light of the current and reasonably foreseeable business conditions.

          (b)  ADDITIONAL INFORMATION. The Company will furnish to the Lenders:


                                      19.

               (i) promptly after the Company has knowledge or becomes aware thereof, notice of the occurrence of any Default;

               (ii) prompt written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, or with respect to the ownership, use, maintenance and operation of their respective properties, relating to Environmental Laws, which
(A) involve an aggregate liability equal to $50,000 or more, or (B) otherwise would reasonably be expected to have a Material Adverse Effect;

               (iii) promptly after submission to any governmental agency or authority, all documents and information furnished to such governmental agency or authority in connection with any investigation of the Company or any Guarantor other than routine inquiries by such governmental agency or authority;

               (iv) prompt written notice of any ERISA Event affecting the Company or any ERISA Affiliate (but in no event more than ten (10) Business Days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a governmental agency or authority and any notice delivered by a governmental agency or authority to the Company or any ERISA Affiliate with respect to such event;

               (v) as soon as possible and in any event within ten (10) Business Days after execution, receipt or delivery thereof, copies of material notices that the Company or any Subsidiary delivers or receives in connection with any Material Contract;

               (vi) prompt written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect;

               (vii) prompt notice of (A) any material change in the composition of the Company's and its Subsidiaries' intellectual property, taken as a whole,
(B) the registration (or filed application for registration) of any copyright, patent or trademark not previously disclosed in writing to the Lenders, and (C) any event that materially adversely affects the value of the Company's and its Subsidiaries' intellectual property;

               (viii) promptly after the Company has knowledge or becomes aware thereof, notice of any deviation from the Budget, other than DE MINIMIS deviations therefrom;

               (ix) within  three  (3)  Business  Day  after  release   thereof,
facsimile copies of all press releases issued by the Company or any of its Subsidiaries,

               (x) Unless filed with the SEC through the EDGAR System and available to the public through the EDGAR system, copies of any notices, reports and other information made available or given to the shareholders of the Company generally, and copies of all other reports or filings, if any, by the Company or any of its Subsidiaries with the SEC or any


                                      20.

national securities exchange; contemporaneously with the making available or giving thereof to the shareholders or the filing with the SEC or such other national securities exchange; and

               (xi) such other statements, budgets, forecasts, projections, reports, or other information respecting the operations, properties, business or condition (financial or otherwise) of the Company or its Subsidiaries (including with respect to the Collateral) as the Majority Lenders may from time to time reasonably request, in form and substance reasonably satisfactory to the Majority Lenders.

Each notice pursuant to clauses (i) through (viii) of this subsection (b) shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein and the action which the Company is taking or proposes to take with respect thereto.

          SECTION 5.02 AFFIRMATIVE COVENANTS. So long as any of the Obligations shall remain unpaid (other than inchoate indemnity obligations and any other obligations which by their terms are to survive the termination of the Loan Documents) or the Lenders shall have any Commitments, the Company agrees that:

          (a) PRESERVATION OF EXISTENCE, ETC. The Company will, and will cause each of its Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions expressly permitted by Section 5.03, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in the jurisdiction of its formation and in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

          (b) REPORTING STATUS. The Company will timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

          (c) LISTING. The Company will use its best efforts to obtain and maintain the listing and trading of the Common Stock (as defined in the Securities Purchase Agreement) on the NASDAQ Capital Market or, in lieu thereof, the NASDAQ National Market, and the Company will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASDAQ Capital Market or the NASDAQ National Market, as the case may be, and other exchanges or quotation systems, as applicable. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Capital Market.

          (d) PAYMENT OF TAXES, ETC. The Company will, and will cause each of its Subsidiaries to, timely file all tax returns and reports, and to pay and discharge (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, all trade accounts payable in accordance with usual and customary business terms, and all lawful claims for labor, materials and supplies


                                      21.

which, if unpaid, might become a Lien upon any properties or assets of the Company or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such trade accounts or claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; (ii) all other lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and (iii) all permitted Indebtedness, as and when due and payable, except to the extent any trade accounts are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          (e) MAINTENANCE OF INSURANCE. The Company will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies (not Affiliates of the Company), insurance in such amounts, with such deductibles and covering such risks as is customarily carried in accordance with sound business practice by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates, and in any event in amount, adequacy and scope satisfactory to the Board of Directors of the Company.

          (f) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and its Subsidiaries.

          (g) INSPECTION RIGHTS. The Company will at any reasonable time and from time to time, at the Company's expense, (i) permit any Lender designated by the Majority Lenders, or any of such designated Lender's agents or representatives, to visit and inspect any of the Collateral or other properties of the Company and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Company and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Company and any such Subsidiary with any of the officers, employees or accountants of the Company or such Subsidiary, and (ii) and permit such designated Lender or any of its agents or representatives to conduct periodic audits of the Collateral at such frequencies as the Majority Lenders shall deem appropriate; PROVIDED, that so long as no Event of Default shall have occurred and be continuing, such inspections and audits for which the Company shall be charged shall be limited to two (2) in any one calendar year. In furtherance of the foregoing, the Company hereby authorizes and will cause each of its Subsidiaries to authorize, its and each Subsidiaries' independent accountants to discuss the business affairs, finances and accounts of such Person with the agents and representatives of such designated Lender in accordance with this Section.

          (h) COMPLIANCE WITH LAWS, AGREEMENTS, ETC. The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA, and the terms of any Material Contract and, to the extent such non-compliance could reasonably be expected to have a Material Adverse Effect, any other indenture, contract or instrument to which it may be a party or under which it or its properties may be bound.

                                      22.

          (i) MAINTENANCE OF PROPERTIES, ETC. The Company will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition and otherwise in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear excepted.

          (j) LICENSES. The Company will, and will cause each of its Subsidiaries to, obtain and maintain, and to take all action necessary to timely renew, all licenses, permits, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary or useful in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or (except where the failure to do so could not reasonably be expected to result in liabilities or obligations in excess of $10,000 individually or in the aggregate at any time outstanding) the operation and proper conduct of its business and ownership of its properties.

          (k) PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. Except, in the case of clauses (i) and (iii), if reasonably and in good faith determined by the Board of Directors of the Company that such intellectual property is of negligible economic value to the Company or its Subsidiaries, the Company will, and will cause each of its Subsidiaries to: (i) protect, defend and maintain the validity and enforceability of its intellectual property; (ii) promptly advise the Lenders in writing of any infringements of its intellectual property; and (iii) not allow any intellectual property to be abandoned, forfeited or dedicated to the public without the Majority Lenders' written consent.

          (l) USE OF PROCEEDS. The Company will use the proceeds of the Loans solely (i) in exchange for the surrender and cancellation of subordinated Indebtedness issued pursuant to the Subordinated Note Purchase Agreement, (ii) to roll over the Bridge Loan and accrued and unpaid interest thereon into a Closing Date Loan, (iii) to pay the fees and expenses contemplated by Section 3.02(d) hereof and Sections 6.1.12.3 and 6.2.8.3 of the Securities Purchase Agreement, and (iv) to fund business operations in accordance with the Budget. No part of such proceeds will be used for "purchasing" or "carrying" any "margin stock", or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Company shall hold the cash proceeds from the Five Million Closing Date Loan, in a segregated bank account apart from other cash assets of the Company which account shall be subject to an account control agreement in favor of the Lenders, and shall use such Five Million Closing Date Loan proceeds only after it has expended all of the Company's other cash and cash equivalents including any investments or other liquid assets; PROVIDED, HOWEVEr that the Company shall not be required to so expend any restricted cash or cash equivalents held at, and for the benefit of, JPMorgan Chase Bank, NA, to secure the Company's reimbursement obligation as of the date hereof with respect to a letter of credit issued by JPMorgan Chase Bank, NA, for the benefit of Two Lincolnshire Office Venture, LLC in connection with the Company's lease of the premises at Two Marriott Drive, Lincolnshire, Illinois, provided that in no event shall the amount of such restricted cash or cash equivalents be increased without approval of the Majority Lenders.

          (m) ADDITIONAL SUBSIDIARIES. (i) Promptly after the date the Company incorporates, creates or acquires any additional Subsidiary, and, in any event, within two


                                      23.

Business Days following receipt by the Company from the Lenders of a security agreement and a guaranty of the Obligations each in form and substance satisfactory to the Majority Lenders, the Company shall cause such Subsidiary to execute and deliver such guaranty and security agreement to the Lenders; (ii) within five days after the date such Subsidiary becomes a Subsidiary, the
Company shall (A) deliver to Lenders a supplement to the Security Agreement executed by the Company referencing such new Subsidiary, and (B) cause such Subsidiary to have executed and filed any UCC-1 financing statements furnished by the Lenders in each jurisdiction in which such filing is necessary to perfect the security interest of the Lenders in the Collateral of such Subsidiary and in which the Majority Lenders request that such filing be made; (iii) additionally, the Company and such Subsidiary shall have executed and delivered to the Lenders such other items as reasonably requested by the Majority Lenders in connection with the foregoing, including resolutions, incumbency and officers' certificates, opinions of counsel, search reports and other certificates and documents; and (iv) the Majority Lenders may elect in their sole discretion to waive any such collateral delivery requirement set forth in this subsection (m) for any Subsidiary that will remain a dormant or shell Subsidiary. The Lenders agree to waive any such requirement in the case of any non-U.S. Subsidiary (or in the case of a stock pledge, to require the pledge of not more than 65% of the capital stock or other ownership interests of any such Subsidiary constituting a direct (I.E., "first tier") non-U.S. Subsidiary), if any adverse tax consequences under applicable U.S. tax law would result therefrom. The provisions of this subsection (m) shall not be deemed to be implied consent to any such organization, creation or acquisition of any additional Subsidiary otherwise prohibited by the terms and conditions of this Agreement.

          (n) SUBORDINATION. The Company will cause all Specified Indebtedness now or hereafter owed by it to any Person to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Lenders in accordance with a Subordination Agreement. As used herein, "Specified Indebtedness" means all Indebtedness owing to any of its Affiliates (other than the Lenders) and Indebtedness of the types referred to in clauses (i), (iii),
(iv), (v) and (vi) of the definition of "Indebtedness" herein and all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in such clauses (i), (iii), (iv), (v) and (vi), but shall not include the Indebtedness listed on SCHEDULE 2 (other than the Indebtedness under the Subordinated Note Purchase Agreement).

          (o) RESPONSIBLE OFFICER CHANGE. If any Responsible Officer ceases to hold such office with the Company, the Company shall replace such Responsible Officer with a replacement satisfactory to the Majority Lenders within 60 days after such Responsible Officer's departure from the Company.

          (p) FURTHER ASSURANCES AND ADDITIONAL ACTS. The Company will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Majority Lenders shall deem necessary or reasonably appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Lenders with evidence of the foregoing satisfactory in form and substance to the Majority Lenders.

          (q) THIRD PARTY CONSENTS. On or prior to the date that is 30 days after the Closing Date, the Company will deliver to the Lenders all consents, approvals and authorizations


                                      24.

from third Persons required under any Material Contract or other document necessary for the grant in the Loan Documents of any Lien in favor of the Lenders as requested by, and in form and substance satisfactory to, the Majority Lenders.

          SECTION 5.03 NEGATIVE COVENANTS. So long as any of the Obligations shall remain unpaid (other than inchoate indemnity obligations and any other obligations which by their terms are to survive the termination of the Loan Documents) or the Lenders shall have any Commitments, the Company agrees that:

          (a) INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than: (i) Indebtedness of the Company to the Lenders hereunder; (ii) the existing Indebtedness listed on SCHEDULE 2; (iii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Company's or such Subsidiary's business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (iv) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Company or any such Subsidiary in the ordinary course of business; and (v) Indebtedness of the Company to the extent the Net Cash Proceeds of such Indebtedness (A) automatically reduce the Additional Commitment in accordance with Section 2.05(b) or (B) are paid to the Lenders within one Business Day of receipt thereof for prepayment of the Loans in accordance with Section 2.07(b)(ii) and Section 2.07(b)(iii).

          (b) LIENS; NEGATIVE PLEDGES. The Company will not, and will not permit any of its Subsidiaries to, (i) create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens, and (ii) enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired.

          (c) CHANGE IN NATURE OF BUSINESS. The Company will not, and will not permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it at the date hereof.

          (d) RESTRICTIONS ON FUNDAMENTAL CHANGES. The Company will not, and will not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, or agree to do any of the foregoing, except that any of the Company's wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to the Company and in connection therewith such Subsidiary may be liquidated or dissolved.

          (e) SALES OF ASSETS. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person), except: (i) sales or operating leases of, or other dispositions of, inventory, and the license, sublicense and grant of distribution and similar rights, each in the


                                      25.

ordinary course of business; (ii) sales or other dispositions of assets in the ordinary course of business which have become worn out, obsolete or no longer useful to the Company's business, or which are promptly being replaced to the extent provided in the Budget; and (iii) any other sales or other dispositions of assets for fair consideration outside the ordinary course of business (A) to the extent provided in the Budget, or (B) so long as the Net Cash Proceeds of such sale or disposition are paid to the Lenders within one Business Day of receipt thereof for prepayment of the Loans in accordance with Section 2.07(b)(i).

          (f) DISTRIBUTIONS. (i) The Company will not declare or pay any dividends in respect of the Company's capital stock or other equity interests, or purchase, redeem, retire or otherwise acquire for value any of its capital stock or other equity interests now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets, shares of capital stock, warrants, rights, options, obligations or securities thereto to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Company, or make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of its capital stock now or hereafter outstanding. (ii) The Company will not permit any Subsidiary of the Company to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Company, or to pay any Indebtedness owed to the Company or transfer properties and assets to the Company.

          (g) LOANS AND INVESTMENTS. The Company will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock or other equity interests, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise make any loan, advance or extend any other credit to, guarantee the obligations of or make any additional capital contributions or other investments in any Person, or commit or agree to any of the foregoing, other than investments (i) listed in Schedule 2 hereto, (ii) in connection with extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business, and (iii) received in connection with any Insolvency Proceeding in respect of any customers or suppliers.

          (h) TRANSACTIONS WITH RELATED PARTIES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction with any Affiliate unless (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtained in an arm's length transaction with a non-affiliated Person, and (ii) transactions disclosed to and approved by the Majority Lenders.

          (i) ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (i) terminate any Pension Plan so as to result in liability to the Company or any ERISA Affiliate: (ii) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a liability to any ERISA Affiliate; (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any liability to the Company or any ERISA Affiliate; (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any liability to any


                                      26.

ERISA Affiliate; (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan; or (vi) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Lender of any of its rights under this Agreement, the Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code; and, in the case of clauses (i) through (v), individually or in the aggregate, to the extent such liability (or such excess in the case of clause (v)) exceeds $100,000.

          (j) LIMITATION ON ISSUANCE OF CAPITAL STOCK. The Company shall not, and shall not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its capital stock, any securities convertible into or exchangeable for its capital stock or any warrants, except (i) any such issuance and sale of equity securities of the Company pursuant to a stock option plan or restricted stock purchase plan approved by the Compensation Committee of the Company's Board of Directors, including the approval of the members of the Compensation Committee elected or otherwise designated by Durus provided that the aggregate amount thereof issued during any fiscal year is not in excess of $100,000 (the value of any such stock option to be determined by multiplying the exercise price by the number of shares subject to such stock option), and (ii) to the extent the Net Cash Proceeds of such issuance or sale (A) automatically reduce the Additional Commitment in accordance with Section 2.05(b) or (B) are paid to the Lenders within one Business Day of receipt thereof for prepayment of the Loans in accordance with Section 2.07(b)(ii).

          (k) MODIFICATIONS OF INDEBTEDNESS, ORGANIZATIONAL DOCUMENTS AND CERTAIN OTHER AGREEMENTS; ETC. The Company shall not, and shall not permit any of its Subsidiaries to (i) amend, modify or otherwise change the Budget or any other statement, budget, forecast, projection and operating plan and report delivered to the Lenders, unless approved by its Board of Directors and the Majority Lenders; (ii) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (iii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness, or refund, refinance, replace or exchange any Indebtedness, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iv) amend, modify or otherwise change any of its organizational documents, or (v) amend, modify or otherwise change any material provision of


                                      27.

any Material Contract, or accelerate, terminate or cancel any Material Contract other than at the direction of the Board of Directors.

          (l) REDEMPTION OF SUBORDINATED DEBT. The Company shall not, and shall not permit any of its Subsidiaries to (i) agree to or permit any amendment, modification or waiver of any provision of any agreement related to any Subordinated Debt (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Subordinated
Debt), except as permitted by any Subordination Agreement with respect thereto, or (ii) make any voluntary or optional payment or repayment on, redemption, conversion, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except as permitted by any Subordination Agreement.

          (m) OTHER CHANGES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to (i) make any expenditures in respect of (A) any lease or any sale and leaseback (real or personal property) other than rental payments under real property and personal property leases set forth in
Schedule 2 or otherwise provided for in the Budget, (B) any purchase or other acquisition of any fixed or capital assets or any other assets other than expenditures in the ordinary course of business consistent with past practices not in excess of $50,000 individually or in the aggregate or otherwise set forth in the Budget, or (C) any other expenditures except in the ordinary course of business consistent with past practices and set forth in the Budget, (ii) enter into any new contract, agreement, indenture, license or instrument or enter into any other transaction except on commercially reasonable terms, in the ordinary course of business consistent with past practices, (iii) establish any new Plan or change any Plan except as required by law, (iv) have any material loss of customers of the Company or its Subsidiaries except for potential loss of customers who are outside of a PHD operating district established at the direction of the Board of Directors of the Company or as contemplated in the Budget, or (v) except as contemplated by the Budget, increase the compensation of any existing employee, officer, director or consultant, or to pay or award any bonus, incentive compensation, service award or other like benefit to any employee (to the extent all such bonus, incentive compensation, service award or other like benefit paid or awarded to employees exceed $50,000), officer, director or consultant, or to make any severance or termination payments, or enter into or amend any severance agreement with, any employee, officer or director, or enter into any new employment, consulting, non-competition, retirement, parachute or indemnification agreement with any officer, director, employee or agent, or modify any such existing agreement.

          (n) ACCOUNTING CHANGES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year or that of any of its consolidated Subsidiaries.


                                      28.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

          SECTION 6.01 EVENTS OF DEFAULT. Any of the following events which shall occur shall constitute an "Event of Default":

          (a) PAYMENTS. The Company shall fail (i) to pay when due any amount of principal of, or interest on, the Loans or any Notes, or (ii) to pay any other amount payable under any of the Loan Documents within three (3) Business Days after written demand therefor.

          (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty by the Company or any Guarantor under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

          (c) FAILURE BY COMPANY TO PERFORM CERTAIN COVENANTS. The Company shall fail to perform or observe any term, covenant or agreement contained in Sections
5.01 or Section 5.03, or clauses (a), (e), (g), (l), (m), (q) or (r) of Section 5.02.

          (d) FAILURE BY COMPANY TO PERFORM OTHER COVENANTS. The Company shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 12 days from the occurrence thereof (unless the Majority Lenders determine that such failure is not capable of remedy).

          (e) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Company, any Guarantor or any Subsidiary thereof (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing.

          (f) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Guarantor or any Subsidiary thereof, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 30 days after commencement, filing or levy; (ii) the Company, any Guarantor or any Subsidiary thereof admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Guarantor or any Subsidiary thereof acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

          (g) DISSOLUTION, ETC. The Company, any Guarantor or any of their respective Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 5.03, (ii) suspend its operations,


                                      29.

or (iii) take any action to authorize any of the actions or events set forth above in this subsection (g).

          (h) DEFAULT UNDER OTHER AGREEMENTS. (i) The Company, any Guarantor or any of their respective Subsidiaries shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans) having an aggregate principal amount (including undrawn committed or available amounts) of more than $100,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable notice or grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, or any other event shall occur or condition shall exist under any such agreement or instrument, and such failure, event or condition shall continue after the applicable, notice or grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness;
(ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iii) there is a default under any Material Contract and such default results in the right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Company's, any Guarantor's or any of their respective Subsidiaries' obligations thereunder, to terminate, cancel or amend such Material Contract, or to refuse to renew such Material Contract pursuant to an automatic renewal right therein, or any Material Contract terminates other than in accordance with its terms or with the approval of the Board of Directors of the Company.

          (i) JUDGMENTS. (i) Any judgment or order for the payment of money in excess of, individually or in the aggregate, $100,000 shall be rendered against the Company, any Guarantor or any of their respective Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against the Company, any Guarantor or any such Subsidiary involving an aggregate amount in excess of $100,000; and in each case there shall be any period of 10 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          (j) MATERIAL ADVERSE EFFECT. Any event, matter, condition or circumstance occurs (including any such event, matter, condition or circumstance which would occur upon notice or lapse of time or both) which has or would reasonably be expected to have a Material Adverse Effect.

          (k) FAILURE BY GUARANTOR TO PERFORM COVENANTS; INVALIDITY OF GUARANTY. Any Guarantor shall fail to perform or observe any term, covenant or agreement contained in its Guaranty on its part to be performed or observed, or any default shall occur under the Guaranty, and any such failure or default shall continue after the applicable grace period, if any, specified in its Guaranty as of the date of such failure, or any "Event of Default" as defined in such Guaranty shall have occurred; or any Guaranty or any other Guarantor Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any


                                      30.

Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

          (l) COLLATERAL DOCUMENTS. The Company shall fail to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied beyond the grace period, if any, specified therein (unless the Majority Lenders determine that such failure is not capable of remedy), or any "Event of Default" as defined in any Collateral Document shall have occurred; or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Company or any other Person shall contest in any manner the validity or enforceability thereof, or the Company or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

          (m) ERISA. There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of the Company, any Guarantor or any ERISA Affiliate thereof in excess of $100,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) individually or in the aggregate under all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $100,000.

          (n) CHANGE IN CONTROL. A Change in Control shall have occurred unless consented to in writing by the Majority Lenders.

          (o) SUBORDINATION. Any Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Indebtedness hereunder shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any Subordination Agreement.

          (p) CONSENTS, ETC. Any law, decree, license, permit, consent, authorization, registration or approval now or hereafter necessary to enable the Company or any Guarantor to comply with its obligations incurred in the Loan Documents shall be modified in a manner that has an adverse effect on the Loans and the Loan Documents, revoked, withdrawn or withheld or shall cease to remain in full force and effect.

          SECTION 6.02 EFFECT OF EVENT OF DEFAULT. If any Event of Default shall occur and be continuing: (i) the Additional Loan Lender may by notice to the Company, (A) declare the Additional Commitments of the Additional Loan Lender to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Additional Loans and any Notes related thereto, all interest accrued and unpaid thereon and all other Obligations with respect thereto to be forthwith due and payable, whereupon the Additional Loans and any such Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable; and (ii) the Majority Lenders may by notice to the Company,


                                      31.

(A) declare the Closing Date Commitments of the Lenders to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Closing Date Loans and any Notes related thereto, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Closing Date Loans and any such Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable; in each case, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, PROVIDED that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the result which would otherwise occur only upon giving of notice by the Additional Loan Lender or the Majority Lenders, as the case may be, to the Company as specified in clauses (i) and (ii) shall occur automatically, without the giving of any such notice. If any Event of Default shall occur and be continuing, whether or not the actions referred to in clauses (i) and (ii) have been taken, the Majority Lenders may (A) exercise any or all of the Lenders' and/or any Collateral Agent's rights and remedies under the Collateral Documents, and (B) proceed to enforce all other rights and remedies available to the Lenders and any Collateral Agent (acting on behalf of the Lenders) under the Loan Documents and applicable law.

                                  ARTICLE VII
                                  MISCELLANEOUS

          SECTION 7.01 AMENDMENTS AND WAIVERS. Except as otherwise provided herein or in any other Loan Document, (i) no amendment to any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by the Company (and/or any Guarantor or other party thereto, as applicable) and the Majority Lenders (or any Collateral Agent with the written consent of the Majority Lenders); and (ii) no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Company, any Guarantor or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by any such Collateral Agent and the Majority Lenders (or such Collateral Agent with the consent of the Majority Lenders); PROVIDED, HOWEVER, that, notwithstanding anything to the contrary herein, any such amendment, waiver or consent relating to the Additional Commitment and the Additional Loans shall not require the consent of any Lender other than the Additional Loan Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that, unless in writing and signed by all of the Lenders (or by any Collateral Agent with the written consent of all the Lenders), no amendment, waiver or consent shall do any of the following: (i) increase the amount, or extend the stated expiration or termination date, of the Closing Date Commitments of the Lenders;
(ii) reduce the principal of, or interest on, the Closing Date Loans or any fee or other amount payable to the Lenders hereunder; (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Closing Date Loans or any fee or other amount payable to the Lenders hereunder (including the date of any mandatory prepayment hereunder); (iv) change the definition of "Majority Lenders" or any definition or provision of this Agreement requiring the approval of Majority Lenders or some other specified amount of Lenders; (v) consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Loan Documents; (vi) release any Guaranty or substantially all of the Collateral except as contemplated herein, in any Guaranty and in the Collateral Documents relating thereto; (vii) amend, modify or waive the


                                      32.

provisions of Section 2.08(d), 2.10 or 2.11; or (viii) amend, modify or waive the provisions of this Section 7.01.

          SECTION 7.02 NOTICES. All notices and other communications required or permitted hereunder or under the other Loan Documents shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or as notified by such party from time to time at least ten (10) days prior to the effectiveness of such notice.

          SECTION 7.03 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lenders.

          SECTION 7.04 COSTS AND EXPENSES; INDEMNITY.

          (a) COSTS AND EXPENSES. The Company agrees to pay on demand: (i) the reasonable out-of-pocket costs and expenses of the Lenders, any Collateral Agent and any of their Affiliates, and the reasonable fees and disbursements of one counsel for the Lenders and such Collateral Agent (as designated by the Majority Lenders) in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof, and the custody of the Collateral; (ii) all audit, consulting, appraisal, search and similar costs, fees and expenses incurred or sustained by the Lender designated by the Majority Lenders to perform such actions, any Collateral Agent or any of their Affiliates in connection with the Loan Documents or the Collateral; (iii) all recording, filing and similar costs, fees and expenses incurred or sustained by any Lender, any Collateral Agent or any of their Affiliates in connection with the Loan Documents or the Collateral; and (iv) all costs and expenses of the Lenders, any Collateral Agent and their Affiliates, and fees and disbursements of counsel, in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, and (D) the preservation, protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral.

          (b) OTHER CHARGES. The Company also agrees to indemnify the Lenders and any Collateral Agent against and hold each of them harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges


                                      33.

made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

          (c) INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Company hereby agrees to indemnify the Lenders, any Collateral Agent, any Affiliate thereof and their respective directors, officers, employees, agents, counsel and other advisors (each an "Indemnified Person") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party or by the Company or any Guarantor, in any way relating to or arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or the Collateral, (ii) the Loans or the use or intended use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Guarantor (the "Indemnified Liabilities"); PROVIDED that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law

          SECTION 7.05 SURVIVAL. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of any Notes, and shall continue in full force and effect so long as any Lender has any Commitment, the Loans shall remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Company under Section 7.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the Commitments.

          SECTION 7.06 BENEFITS OF AGREEMENT. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person other than any Collateral Agent and the Indemnified persons referred to in Section 7.04(c) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

          SECTION 7.07 BINDING EFFECT; ASSIGNMENT.

          (a) BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Company and the Lenders and thereafter shall be binding upon, inure


                                       34.

to the benefit of and be enforceable by the Company, each Lender and their respective successors and assigns.

          (b) ASSIGNMENT. The Company shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Lenders. Each Lender may sell, assign, transfer or grant participations in all or any portion of such Lender's rights and obligations hereunder and under the other Loan Documents to any Lender or other Person. In connection with any partial assignment, upon the request of the assigning Lender or the assignee, (i) the Company shall execute and deliver substitute Notes to the assigning Lender or the assignee, dated the effective date of such assignment, setting forth the principal amount of the Loans held by such assigning Lender and assignee (after giving effect to the assignment), and containing other appropriate insertions, and the assigning Lender shall thereupon return the Note previously held by it; and (ii) SCHEDULE 1 shall be deemed amended to reflect the adjustment of the Commitments and Pro Rata Shares of the Lenders resulting therefrom.

          SECTION 7.08 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (AS PERMITTED BY SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SIMILAR SUCCESSOR PROVISION)) WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES.

          SECTION 7.09 WAIVER OF JURY TRIAL. THE COMPANY AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THIS WAIVER BEING A MATERIAL INDUCEMENT FOR EACH SUCH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          SECTION 7.10 SUBMISSION TO JURISDICTION.

          (a) For purposes of any suit, action or other legal proceeding relating to the Loan Documents or the enforcement of any provision of the Loan Documents, each party hereto hereby expressly and irrevocably submits and consents to the exclusive jurisdiction (unless waived by the Majority Lenders) of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court for the Southern District of New York for the purposes of any such suit, action or legal proceeding, including to enforce any settlement, order or award; and agrees that such state and federal courts shall be deemed to be a convenient forum; and waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such court any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that the Loan Documents or the subject matter thereof may not be enforced in or by such court.


                                      35.

          (b) Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the courts of the State of New York sitting in the borough of Manhattan or the United States District Court for the Southern District of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

          SECTION 7.11 ENTIRE AGREEMENT. The Loan Documents reflect the entire agreement between the Company and the Lenders with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

          SECTION 7.12 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Company is made to any Lender, or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or other U.S. Federal, state or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

          SECTION 7.13 SEVERABILITY. If any provision of any of the Loan Documents shall be prohibited by or invalid under any applicable law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

          SECTION 7.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

          SECTION 7.15 ACKNOWLEDGMENTS. This Agreement is intended to amend the Bridge Loan Agreement, without novation, and, solely for the convenience of reference, to restate it. All Loans outstanding under the Bridge Loan Agreement shall be Loans outstanding hereunder, and the Company ratifies, affirms and acknowledges all of its Obligations in respect of the Bridge Loan Agreement and the other Loan Documents thereunder. The Company acknowledges and agrees that any reference to the "Loan Agreement" in the other Loan Documents shall mean and be references to the Bridge Loan Agreement as amended and restated by this Agreement (and as further amended, amended and restated, modified, renewed, extended or replaced from time to time in accordance with the terms hereof). The Company hereby


                                      36.

ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted to the Lenders as collateral security for the Obligations, and acknowledges that all of such liens and security interests and all collateral heretofore pledged as security for the Obligations under the Bridge Loan Agreement and the Collateral Documents (as defined in the Bridge Loan Agreement) continues to be and remains collateral for the Obligations from and after the date hereof.



                                      37.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

                                  THE COMPANY:

                                  AKSYS, LTD.


                                  By  /s/ Laurence P. Birch
                                      -----------------------------------
                                      Title:  CFO

                                  Address:

                                  Two Marriot Drive
                                  Lincolnshire, IL 60069
                                  Attn: Rose Upton
                                  Fax:  847-229-2080


                                  WITH A COPY TO:

                                  Keith S. Crow P.C.
                                  Kirkland & Ellis LLP
                                  200 East Randolph Drive
                                  Chicago, Illinois 60601
                                  Fax:  312-861-2200




                                      S-1.

                                  THE LENDERS:

                                  DURUS LIFE SCIENCES MASTER FUND LTD.

                                  By  /s/ Leslie L. Lake
                                      -----------------------------------
                                      Title:  Director

                                  Address:

                                  Durus Life Sciences Master Fund Ltd.
                                  c/o International Fund Services (Ireland) Ltd. 3rd Floor, Bishops Square
                                  Redmonds Hill
                                  Dublin 2, Ireland
                                  Attention:  Susan Byrne
                                  Fax:  (011) 35-31-707-5013


                                  WITH A COPY TO:

                                  Gavin Grover, Esq.
                                  Morrison & Foerster LLP
                                  425 Market Street
                                  San Francisco, California 94105
                                  Fax:  415-269-7522

                                  AND WITH A COPY TO:

                                  Paul N. Roth, Esq.
                                  Schulte, Roth & Zabel
                                  919 Third Avenue
                                  New York, New York 10022
                                  Fax: 212-593-5955



                                      S-2.

                                                     SCHEDULE 1
                                               to the Loan Agreement

                                                    COMMITMENTS
                                                AND PRO RATA SHARES



---------------------------        ------------------         --------------------        --------------------
                                      CLOSING DATE                  ADDITIONAL                   PRO RATA
           LENDER                      COMMITMENT                   COMMITMENT                    SHARE
---------------------------        ------------------         --------------------        --------------------

Durus Life Sciences Master            $15,858,548                  $5,000,000                     100%
Fund Ltd.



---------------------------        ------------------         --------------------        --------------------
       TOTAL                          $15,858,548                  $5,000,000                     100%
---------------------------        ------------------         --------------------        --------------------





                                                   Schedule 1.